Crown Cork & Seal Company, Inc.



                                                                      Exhibit 12

                Computation of Ratio of Earnings to Fixed Charges

Computation of Earnings
Pre-tax income                                                            $109.5
Adjustments to income:

         Add:     Distributed income from
                  less than 50% owned companies                              5.4

         Add:     Interest incurred, net of amounts capitalized            148.6

         Add:     Amortization of interest previously
                  capitalized                                                1.9

         Add:     Amortization of debt issue costs
                  and discount or premium on indebtedness                     .8
                                                                          ------

                           Earnings                                       $266.2
                                                                          ======

Computation of Fixed Charges

Interest incurred                                                         $154.4

Amortization of debt issue costs
  and discount or premium on indebtedness                                     .8

Portion of rental expenses
  representative of interest expense                                       -0-
                                                                          ------

                           Fixed Charges                                  $155.2
                                                                          ======

* Ratio of Earnings to Fixed Charges                                        1.7x

* During 1995, the Company continued the restructuring plan outlined in March 1994. The Company incurred a pre-tax charge of $102.7 million to reflect the costs associated with the continued restructuring of its packaging operations within the United States and Canada. If the charge had not occurred, the ratio of earnings to fixed charges for the year ended December 31, 1995 would have been 2.4x.